Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-10, as amended (the “Registration Statement ”) of our report dated March 27, 2023, on the consolidated financial statements of Draganfly Inc, which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2022 and December 31, 2021, and a summary of significant accounting policies and other explanatory information, incorporated by reference into the prospectus, which is a part of this Registration Statement, and to the references to our firm under the heading “Experts” in such prospectus .

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

June 30, 2023